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                                                                     EXHIBIT 2.3


                      FORM OF TRADEMARK LICENSE AGREEMENT


                  THIS AGREEMENT is made this ______ day of June, 2000, between EATON CORPORATION, a corporation organized and existing under the laws of the State of Ohio, United States of America, and having its principal place of business at 1111 Superior Avenue, Eaton Center, Cleveland, Ohio 44114, United States of America (hereinafter called "EATON"), and AXCELIS TECHNOLOGIES, INC. (formerly known as Eaton Semiconductor Equipment, Inc.), a corporation organized and existing under the laws of the State of Delaware, and having executive offices at 55 Cherry Hill Drive, Beverly, Massachusetts 01915 (hereinafter called "LICENSEE"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

                                  WITNESSETH:

         WHEREAS, EATON manufactures and sells PRODUCTS (as hereinafter defined) in the United States of America (U.S.A.) and in other countries of the world;

         WHEREAS, EATON has adopted and for many years has used the LICENSED TRADEMARKS (as hereinafter defined) throughout the world in connection with the PRODUCTS, and EATON is the owner in many countries in the world of registrations and applications for registration of the LICENSED TRADEMARKS;

         WHEREAS, the business of LICENSEE consists of the business and operations conducted by EATON and its subsidiaries as EATON's Semiconductor Equipment Operations and LICENSEE desires to use the LICENSED TRADEMARKS in connection with the PRODUCTS in accordance with the terms and provisions set forth in this TRADEMARK LICENSE AGREEMENT (hereinafter called this "AGREEMENT");

         WHEREAS, EATON is agreeable to such use of LICENSED TRADEMARKS by LICENSEE on the terms set forth below provided that the LICENSED TRADEMARKS remain the exclusive property of EATON; and

         WHEREAS, EATON has also licensed one or more of the LICENSED TRADEMARKS in connection with products similar to the PRODUCTS to Sumitomo Eaton Nova Kabushiki Kaisha (hereinafter called "SEN") subject to and upon the terms of a Trademark Agreement dated January 16, 1996, as amended (hereinafter called the "SEN Trademark Agreement"), and EATON has authorized SEN to use "EATON" in its corporate name, subject to and upon the terms of a Corporate Name Agreement dated April 1, 1983 (hereinafter called the


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SEN Corporate Name Agreement), and these agreements with SEN have been assigned by EATON to LICENSEE.

         NOW, THEREFORE, in consideration of the promises, terms, covenants and provisions hereinafter contained, and intending to be legally bound, the parties hereby agree as follows:

I.       DEFINITIONS:

                  1.01 "PRODUCTS" as used herein shall mean semiconductor manufacturing equipment including dry strip, photostabilization, rapid thermal processing, and ion implantation equipment.

                  1.02 "LICENSED TRADEMARKS" as used herein shall mean the following trademarks, all of which are owned exclusively by
                  EATON:

                  (i)      "EATON" in block, Helvetica or other type letters;
                           and

                  (ii) "EATON" in stylized form, also referred to as LOGO or logomark.

                  1.03 "SEPARATION DATE" and "SEPARATION AGREEMENT" are described in Section 10.01 herein.

                  1.04 "PERSON" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

                  1.05 "AFFILIATED COMPANY" of any PERSON means any entity that controls, is controlled by or is under common control with such PERSON. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.



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                  1.06 "SUBSIDIARY" of any PERSON means a corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such PERSON and/or by any one or more of its SUBSIDIARIES; provided that no PERSON that is not directly or indirectly wholly-owned by any other PERSON shall be a SUBSIDIARY of such other PERSON unless such other PERSON controls, or has the right power or ability to control, that PERSON.

                  1.07 "AXCELIS TECHNOLOGIES GROUP" means the LICENSEE, SUBSIDIARY and AFFILIATED COMPANY of the LICENSEE immediately after the SEPARATION DATE or that is contemplated to be a SUBSIDIARY or AFFILIATED COMPANY of LICENSEE pursuant to the NON-US PLAN and each PERSON that becomes a SUBSIDIARY or AFFILIATED COMPANY of LICENSEE after the SEPARATION DATE. NON-US PLAN is defined in the SEPARATION AGREEMENT.

                  1.08 "EATON GROUP" means EATON, each SUBSIDIARY and AFFILIATED COMPANY of EATON (other than any member of the AXCELIS TECHNOLOGIES GROUP) immediately after the SEPARATION DATE, after giving effect to the NON-US PLAN, and each PERSON that becomes a SUBSIDIARY or AFFILIATED COMPANY of EATON after the SEPARATION DATE.

II.      GRANT :

                  2.01 EATON hereby grants to LICENSEE for the term of this AGREEMENT a worldwide, royalty free, non-exclusive right and license to use the LICENSED TRADEMARKS in connection with the PRODUCTS manufactured by or for LICENSEE.



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III.     MARKING AND USE:

                  3.01 LICENSEE may use one or more of the LICENSED TRADEMARKS
                  (a) on the PRODUCTS and/or packaging for the PRODUCTS, and (b) in or on literature, signs, stationery, nameplates, labels, and advertising and promotional materials associated with the PRODUCTS in such a manner which will at all times preserve the validity of the LICENSED TRADEMARKS. EATON shall have the right to review (a) whether and which of the LICENSED TRADEMARKS will be used by the LICENSEE on the PRODUCTS and/or on the packaging and (b) the manner in which the LICENSED TRADEMARKS are affixed or applied to the PRODUCTS and/or the packaging. Such determination will take into consideration the type and size of the PRODUCTS. Unless otherwise approved in writing, all the PRODUCTS, literature, signs, packaging, stationery, nameplates, labels, advertising and promotional materials shall include the following notice:

                                    "EATON" is a trademark of and used under
                           license from Eaton Corporation, U.S.A."

                  3.02 LICENSEE shall follow the rules and guidelines regarding form, layout, letter size and colors of the LICENSED TRADEMARKS as set forth in EATON's Corporate Identity Manual, including any amendments to said Manual by EATON from time to time.

                  3.03 LICENSEE shall not do any act that will in any way impair or affect the validity of the LICENSED TRADEMARKS.

                  3.04 LICENSEE shall take all action necessary to satisfy trademark marking requirements in all countries in which the LICENSED TRADEMARKS are used.

                  3.05 LICENSEE further agrees that all use of the LICENSED TRADEMARKS shall inure to the benefit of EATON.



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                  3.06 Unless otherwise approved in writing by EATON, LICENSEE shall not use any trademark, designation or insignia in combination with the LICENSED TRADEMARKS on the PRODUCTS, packaging and literature, signs, stationery, nameplates, labels, and/or advertising and promotional material associated with the PRODUCTS, except LICENSEE will be allowed to phase in any reasonable use of the mark "AXCELIS" with the LICENSED TRADEMARKS subject to prior review and written approval by EATON.

IV.      QUALITY STANDARDS:

                  4.01 The rights granted under this AGREEMENT by EATON to LICENSEE are all expressly conditioned upon the maintenance by LICENSEE of the standards of quality and reliability for the PRODUCTS established in conformity with past practices by EATON.

                  4.02 LICENSEE shall submit to EATON upon request regular production samples or photographs of the PRODUCTS for inspection and/or testing by EATON. LICENSEE shall permit authorized representatives of EATON to inspect, during normal business hours, the plant, equipment, manufacturing and assembly techniques of LICENSEE which relate to the PRODUCTS and EATON shall have the right to test the PRODUCTS at its own expense on the premises of LICENSEE or at any other location so as to determine whether LICENSEE is manufacturing the PRODUCTS in conformity with the past practices of quality standards and specifications of EATON. EATON shall advise LICENSEE of any discrepancies in quality or specifications and LICENSEE, upon receipt of such advice, agrees to promptly correct any discrepancies to the satisfaction of EATON.

V.       SAMPLE APPROVAL:

                  5.01 LICENSEE shall submit for examination and approval by EATON samples or photographs of all the PRODUCTS, packaging for the PRODUCTS and literature, signs, stationery, labels, nameplates, advertising and promotional material associated with the PRODUCTS (hereinafter called "TRADEMARKED ARTICLES") prior to use and/or distribution by



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                  LICENSEE. Such submission shall be made to EATON's Patent Law
                  Department and the Communications Department at Eaton Corporation, 1111 Superior Avenue, Eaton Center, Cleveland, Ohio 44114, U.S.A.

                  5.02 In the event EATON does not approve any such proposed use of the LICENSED TRADEMARKS on the TRADEMARKED ARTICLES, LICENSEE shall not make such use of the TRADEMARKED ARTICLES.

                  5.03 EATON shall approve any proposed use of the LICENSED TRADEMARKS which is reasonable, but in no event will approve any such proposed use which would diminish the value of or impair the validity of any of the LICENSED TRADEMARKS or violate any of the trademark laws of any country in which the TRADEMARKED ARTICLES will be used and/or distributed.

VI.      SIMILAR TRADEMARKS:

                  6.01 Other than the right to use the LICENSED TRADEMARKS provided for in this AGREEMENT, LICENSEE shall not use any mark confusingly similar to any of the LICENSED TRADEMARKS without express written permission from EATON. Should LICENSEE, during the term of this AGREEMENT, assert ownership in any insignia, designation or trademark which, in the reasonable opinion of EATON, is the same as, or confusingly similar to any insignia, designation or trademark owned by EATON, its subsidiaries and/or associated companies, LICENSEE will upon request of EATON, transfer and assign all right, title and interest in such insignia, designation or trademark to EATON or EATON's designee.

VII.     OTHER MARKS:

                  7.01 Except as authorized by the terms of this AGREEMENT, LICENSEE shall not use any trademark insignia or designation similar to any of the LICENSED TRADEMARKS on or in connection with the PRODUCTS or file



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                  or cause to be filed any trademark or service mark application in any country of the world covering any of the PRODUCTS or any trademark, service mark, insignia or designation similar to any of the LICENSED TRADEMARKS without first obtaining written permission from EATON.

VIII.    CONTINUED RIGHTS:

                  8.01 Upon termination of this AGREEMENT all rights granted to LICENSEE herein shall revert to EATON, but LICENSEE may continue to enjoy the trademark privileges set forth herein for a period of six (6) months after the date of termination or until the depletion of LICENSEE's stock of the PRODUCTS which bear the LICENSED TRADEMARKS, whichever shall occur first. However, the aforementioned six (6) months' continued use privilege shall not apply if EATON terminates this AGREEMENT pursuant to Sections 10.02 or 10.03 hereof and in such case the use shall cease immediately as of the date of termination.

IX.      ALLEGED INFRINGEMENT:

                  9.01 LICENSEE shall promptly notify EATON of any alleged and/or suspected infringement of the LICENSED TRADEMARKS and agrees to cooperate with EATON and do all acts, deeds and things necessary for protecting the LICENSED TRADEMARKS against alleged infringers. EATON shall have the sole right to initiate and control legal proceedings with respect to alleged infringers or take whatever action it deems necessary with respect thereto. EATON shall have the right to institute such legal proceedings in its name, or in the name of LICENSEE, or in the joint names of EATON and LICENSEE. All costs incurred regarding the LICENSED TRADEMARKS under this Section 9.01 shall be borne by EATON.

                  9.02 LICENSEE hereby agrees to indemnify, defend, save and hold EATON and its subsidiaries and affiliates harmless from any and all costs or expenses relating to any claims of injury or damage to person or property



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                  arising out of the manufacture, marketing, and/or use of
                  PRODUCTS sold, leased, or promoted in connection with the LICENSED TRADEMARKS, unless such are shown to have been caused by EATON's gross negligence or willful misconduct.

X.       TERM AND TERMINATION:

                  10.01 This AGREEMENT shall be effective on the "SEPARATION DATE" as defined in the Master Separation and Distribution Agreement dated June _____, 2000 by and between EATON and LICENSEE (the "SEPARATION AGREEMENT"), to which this AGREEMENT is an exhibit. As to the use of the LICENSED TRADEMARKS by LICENSEE, excluding the use thereof by SEN in accordance with the terms of the SEN Trademark Agreement and the use of "EATON" in its corporate name by SEN in accordance with the terms of the SEN Corporate Name Agreement (defined in Section 11.01(a) hereinbelow), this Agreement shall remain in effect, unless terminated earlier pursuant to Sections 10.02 or 10.03 hereof, for a period of three (3) years ending June 30, 2003. As to the use of the Licensed Trademarks by SEN in accordance with the terms of the SEN Trademark Agreement and the use of "EATON" in its corporate name by SEN in accordance with the terms of the SEN Corporate Name Agreement, this Agreement shall remain in effect until December 31, 2004 unless the SEN Trademark Agreement and/or the SEN Corporate Name Agreement are terminated earlier in accordance with their respective terms.

                  10.02 LICENSEE shall have the right to terminate this AGREEMENT at any time upon written notice to EATON.

                  10.03 EATON shall have the right to terminate this AGREEMENT immediately upon written notice to LICENSEE in the event of:



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                                    (a) liquidation, insolvency, bankruptcy, or
                           receivership of LICENSEE or any assignment for the benefit of creditors by LICENSEE; or

                                    (b) any litigation arising from or in
                           connection with LICENSEE's use of the LICENSED TRADEMARKS which in EATON's reasonable opinion may adversely diminish the value of the LICENSED TRADEMARKS in the jurisdiction of the litigation; or

                                    (c) if LICENSEE is in default of any Section
                           of this Agreement, which default is not remedied by LICENSEE within thirty (30) days notice from EATON.

                           10.04 This AGREEMENT may be terminated and the IPO abandoned, or the IPO may be delayed, at any time prior to the IPO Closing by and in the sole discretion of EATON without the consent of LICENSEE. This AGREEMENT may be terminated at any time after the IPO Closing and before the Distribution Date by mutual consent of EATON and LICENSEE. In the event of termination pursuant to this Section 10.04, no party shall have any liability of any kind to the other party. "IPO", "IPO Closing" and "Distribution Date" are each defined in the SEPARATION AGREEMENT and incorporated herein by reference.

XI.      EATON-SEN INTELLECTUAL PROPERTY AGREEMENTS:

                  11.01    LICENSEE and EATON acknowledge the following:

                                    (a) EATON and SEN are parties to a Master
                           License Agreement dated January 16, 1996, as amended (hereinafter called the "Master License Agreement"), the SEN Corporate Name Agreement and the SEN Trademark Agreement. These agreements between EATON and SEN are hereinafter collectively referred to as the "EATON-SEN IP Agreements";

                                    (b) The Master License Agreement by its
                           terms shall continue until December 31, 2004 and be automatically renewed



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                           unless either of the parties thereto provides written
                           notice by December 31, 2003 to the other of its intention to terminate the agreement or renew with modifications, subject to renegotiation. The SEN Trademark Agreement by its terms shall continue in effect for a period which is concurrent with the Master License Agreement and any renewal thereof. The SEN Corporate Name Agreement provides that EATON may withdraw its consent to use by SEN of the name
                           "EATON" in SEN's corporate name upon sixty (60) days written notice to SEN.

                                    (c) Pursuant to the Consent Letter dated
                           April 25, 2000, Sumitomo Heavy Industries, Ltd. ("SHI"), SHI agreed to the assignment of the EATON-SEN IP Agreements by EATON to LICENSEE.

                                    (d) Pursuant to the terms of an agreement
                           between EATON and LICENSEE titled "Assignment And Assumption Agreement" to be executed on or about the same date as this Agreement, EATON has assigned its rights and obligations under the terms of the EATON-SEN IP Agreements to LICENSEE.

                  11.02 In accordance with Sections 21.02 and 21.03 of the Master License Agreement, LICENSEE shall notify SEN by December 31, 2003 of its intent to renegotiate the EATON-SEN IP Agreements in order to effect the termination of the SEN Trademark Agreement and the SEN Corporate Name Agreement by December 31, 2004, including therein that the notice also constitutes notice of termination of the SEN Trademark Agreement and the SEN Corporate Name Agreement effective December 31, 2004. LICENSEE shall promptly provide copies to EATON of the notice to and any reply from SEN and keep EATON timely informed of the renegotiation as it relates to this matter.





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                  11.03 LICENSEE shall not amend, renew, extend or allow the extension of the SEN Corporate Name Agreement or the SEN Trademark Agreement beyond December 31, 2004 without the prior written consent of EATON, which consent may be withheld in EATON's sole discretion.

                  11.04 If SEN ceases to use "EATON" in its corporate name and/or as a trademark prior to December 31, 2004, LICENSEE shall conduct discussions with SEN regarding the termination of the SEN Corporate Name Agreement and/or the SEN Trademark Agreement prior to December 31, 2004. LICENSEE shall keep EATON informed regarding such discussions and/or any decision by SEN to phase out its use of "EATON", and provide a copy to EATON of any written agreement resulting from such discussions.

                  11.05 None of the terms of the EATON-SEN IP Agreements that provides a right of early termination is intended to be waived or modified by any term of this Agreement and shall continue in effect.

                  11.06 LICENSEE shall be responsible for monitoring and enforcement of the quality control and other rights to protect the use of the name "EATON" in SEN's corporate name under the terms of the SEN Corporate Name Agreement and the LICENSED TRADEMARKS under the terms of the SEN Trademark Agreement, including enforcement of Section 6 entitled "Marking and Use",
                  Section 7 entitled "Quality Standards" and Section 8 entitled "Sample Approval". LICENSEE shall promptly provide notice to EATON of any breach or perceived breach of any of the terms of the SEN Trademark Agreement or the SEN Corporate Name Agreement.

                  11.07 The above Sections 11.01-11.06 shall survive the termination or expiration of the LICENSEE's right to use the LICENSED TRADEMARKS pursuant to Section 10.01 above and shall continue in effect until the SEN Trademark Agreement is terminated or has expired and the SEN Corporate Name Agreement is terminated.





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XII.     RECORDAL:

                  12.01 LICENSEE shall execute all papers which are necessary to record LICENSEE or SEN as a user of the LICENSED TRADEMARKS in the countries where such recordal is necessary or advisable in order to protect EATON's rights in the LICENSED TRADEMARKS. The fees for such recordal shall be paid for by LICENSEE.

XIII.    SUBLICENSING RIGHTS:

                  13.01 LICENSEE shall not have the right to sublicense any of its rights granted under this AGREEMENT except to carry out the terms of the SEN Trademark Agreement and the SEN Corporate Name Agreement.

XIV.     BINDING EFFECT; ASSIGNMENT:

                  14.01 This AGREEMENT shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This AGREEMENT may be enforced separately by each member of the Eaton Group and each member of the Axcelis Technologies Group. LICENSEE may not assign this AGREEMENT or any right or obligation hereunder in whole or in part without the prior written consent of EATON, which consent may be withheld by EATON in its sole discretion, and without such consent any assignment shall be void. EATON shall have the right to assign this AGREEMENT or any right or obligation under this Agreement in whole or in part to any party without consent of LICENSEE. No permitted assignment of any right or obligation hereunder, in whole or in part, by operation of law or otherwise, will release the assigning party as the obligor, jointly and severally with the assignee, from any of its obligations hereunder.





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XV.      FORCE MAJEURE:

                  15.01 Neither party shall be liable or responsible for damages or in any manner to the other for failure or delay to perform or fulfill any provisions of this AGREEMENT when such failure is due to fires, strikes, acts of God, legal acts of public authorities, or delays and default caused by public carriers, or for any other acts or causes whatsoever whether similar or dissimilar, which cannot responsibly be predicted or provided against, provided, however, that the party so affected shall promptly give notice in writing to the other party setting forth the reason or causes for such delay or non-performance and shall use its best efforts to avoid or remove such reason or cause and shall continue performance hereunder with the utmost dispatch. Whenever such reason or cause for delay and non-performance is not eliminated within a period of sixty
                  (60) days, the other party may, at its option, without any liability whatsoever, suspend or terminate this AGREEMENT by giving sixty (60) days written notice to the affected party.

XVI.     ENTIRE AGREEMENT; AMENDMENT:

                  16.01 This AGREEMENT, along with the Separation Agreement and the other Ancillary Agreements (as defined in the Separation Agreement), constitute the sole and entire understandings of the parties hereto with respect to the matters contemplated hereby and supersedes and renders null and void all prior negotiations, representations, agreements and understandings (oral and written) between the parties with respect to such matters. No change or amendment may be made to this AGREEMENT except by an instrument in writing signed on behalf of each of the parties.

XVII.    FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE:

                  17.01 Any provisions of this AGREEMENT or any breach thereof may only be waived if done specifically and in writing by the party hereto that is entitled to the benefits thereof. No failure or delay on the part of either



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                  party hereto or thereto in the exercise of any right hereunder or thereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein or therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this AGREEMENT are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  17.02 EATON MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TRADEMARKS. IN NO EVENT SHALL EATON BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES (INCLUDING LOSS OF BUSINESS PROFITS) ARISING FROM OR RELATED TO LICENSEE'S USE OF THE LICENSED TRADEMARKS.

                  17.03 EXCEPT TO THE EXTENT, IF ANY, SPECIFICALLY PROVIDED TO THE CONTRARY HEREIN, IN THE SEPARATION AGREEMENT OR ANY OTHER AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE EATON GROUP OR THE AXCELIS TECHNOLOGIES GROUP BE LIABLE TO ANY OTHER MEMBER OF THE EATON GROUP OR THE AXCELIS TECHNOLOGIES GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE SEPARATE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT BETWEEN THE PARTIES HERETO.





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XVIII.   COUNTERPARTS:

                  18.01 This AGREEMENT will be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

XIX.     GOVERNING LAW:

                  19.01 This AGREEMENT shall be construed in accordance with and all disputes hereunder should be governed by the local laws of the State of Ohio, U.S.A., excluding its conflict of law rules. The United States District Court for the Northern District of Ohio shall have jurisdiction and venue over, and shall be the sole court used by either of the parties hereto to initiate resolution of any dispute between the parties under this AGREEMENT.

XX.      NOTICES:

                  20.01 Notices, offers, instructions, consents, requests or other communications required or permitted to be given by either party hereto pursuant to the terms of this AGREEMENT shall be given in writing to the following addresses:

                           If to Eaton:
                                                  Office of the Secretary
                                                  Eaton Corporation
                                                  Eaton Center
                                                  1111 Superior Avenue
                                                  Cleveland, Ohio  44114, U.S.A.
                                                  Fax: (216) 479-7103

                           If to Axcelis Technologies:

                                                  Chief Executive Officer
                                                  Axcelis Technologies, Inc.
                                                  55 Cherry Hill Drive
                                                  Beverly, Massachusetts 01915
                                                  Fax: (978) 232-4221



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                  or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

XXI.     SEVERABILITY:

                  21.01 If any term or other provision of this AGREEMENT is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this AGREEMENT shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this AGREEMENT so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

XXII.    AUTHORITY:

                  22.01 Each of the parties hereto represents to the other that
                  (a) it has the corporate or other requisite power and authority to execute, deliver and perform this AGREEMENT, (b) the executive, delivery and performance of this AGREEMENT by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this AGREEMENT, and (d) this AGREEMENT constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or



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                  other similar laws affecting creditors' rights generally and subject to general equity principles.

XXIII.   INTERPRETATION:

                  23.01 The headings contained in this AGREEMENT are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Any capitalized term used in any Exhibit or Schedule to this AGREEMENT but not otherwise defined therein shall have the meaning assigned to such term in this AGREEMENT. When a reference is made in this AGREEMENT to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this AGREEMENT unless otherwise indicated. The language used in this AGREEMENT will be deemed to be the language chosen by the parties hereto to express their mutual intent and agreement, and no rule of strict construction or canons or aids in interpretation will be applied against either party.

XXIV.    CONFLICTING AGREEMENTS:

                  24.01 In the event of conflict between this AGREEMENT and the Separation Agreement or any other Ancillary Agreement executed in connection herewith, the provisions of this AGREEMENT shall prevail.

XXV.     PUBLIC ANNOUNCEMENTS:

                  25.01 Through the Distribution Date, in regard to any matter covered by this AGREEMENT, EATON shall determine the contents of all press releases to be issued by either of the parties hereto after consultation with LICENSEE, including without limitation any termination of this AGREEMENT for any reason, and such press releases shall be consistent with the respective disclosure obligations of the parties.



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XXVI.    SUBSEQUENT LEGAL FEES:

                  26.01 In the event that any arbitration or litigation is initiated to interpret or enforce the terms and provisions of this AGREEMENT, the party hereto prevailing in said action shall be entitled to its reasonable attorneys' fees and costs from the other party and shall be paid same in full by the losing party promptly upon demand by the prevailing party. A party may also include its claim for such fees and costs in such arbitration or litigation.

XXVII.   NO THIRD-PARTY BENEFICIARIES OR RIGHT TO RELY:

                  27.01 Notwithstanding anything to the contrary in this AGREEMENT, (a) nothing in this AGREEMENT is intended to or shall create for or grant to any third PERSON any rights or remedies whatever, as a third party beneficiary or otherwise;
                  (b) no third PERSON is entitled to rely on any of the representations, warranties, covenants or agreements contained herein; and (c) no party hereto shall incur any liability or obligation to any third PERSON because of any reliance by such third PERSON on any representation, warranty, covenant or agreement.

         IN WITNESS WHEREOF, each of the parties hereto has executed this AGREEMENT by its duly authorized officers or representatives on the date first above written.

EATON CORPORATION                         AXCELIS TECHNOLOGIES, INC.
(EATON)                                   (LICENSEE)

By:___________________________________    By:___________________________________

Title:________________________________    Title:________________________________

Date:_________________________________    Date:_________________________________


By:___________________________________    By:___________________________________

Title:________________________________    Title:________________________________

Date:_________________________________    Date:_________________________________




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